                                                                    EXHIBIT 12.1



RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS




                                           SIX MONTHS ENDED                                 YEAR ENDED
                                        -----------------------   --------------------------------------------------------------
                                        3/31/2002    3/31/2001    9/30/2001    9/30/2000     9/30/1999    9/30/1998    9/30/1997


EARNINGS
  Net income                            4,414,982   (3,948,076)  16,361,727    4,387,459    12,155,891    3,753,216    4,228,621
  Interest expense                        414,906      733,129    1,169,323    1,616,807     2,691,751    4,448,414    6,598,630
  Interest credited to
    policyholders                      24,956,807   23,239,477   47,010,455   44,664,839    43,495,100   46,266,636   49,596,613
  Income tax expense (benefit)          2,377,297   (2,120,289)  (8,412,214)   2,357,015   (10,683,947)   1,943,258    2,200,947
                                       ----------   ----------   ----------   ----------   -----------   ----------   ----------
    ADJUSTED EARNINGS                  32,163,992   17,904,241   56,129,291   53,026,120    47,658,795   56,411,524   62,624,811
                                       ==========   ==========   ==========   ==========   ===========   ==========   ==========

PREFERRED DIVIDENDS
  Preferred dividends                   1,608,750    1,861,250    3,940,250    3,015,406     1,027,760         --           --
  Tax rate adjustment                       65.00%       65.00%       65.00%       65.00%        64.94%        --           --
                                       ----------   ----------   ----------   ----------   -----------   ----------   ----------
    ADJUSTED PREFERRED DIVIDENDS        2,475,000    1,861,250    3,940,250    4,639,086     1,027,760         --           --
                                       ==========   ==========   ==========   ==========   ===========   ==========   ==========

FIXED CHARGES
  Interest expense                        414,906      733,129    1,169,323    1,616,807     2,691,751    4,448,414    6,598,630
  Interest credited to
    policyholders                      24,956,807   23,239,477   47,010,455   44,664,839    43,495,100   46,266,636   49,596,613
  Capitalized interest                    566,163      156,654      605,891      660,062       535,231      223,307         --
                                       ----------   ----------   ----------   ----------   -----------   ----------   ----------
    ADJUSTED FIXED CHARGES             25,937,876   24,129,260   48,785,669   46,941,708    46,722,082   50,938,357   56,195,243
                                       ==========   ==========   ==========   ==========   ===========   ==========   ==========

                                       ----------   ----------   ----------   ----------   -----------   ----------   ----------
ADJUSTED FIXED CHARGES & PREFERRED
  DIVIDENDS                            28,412,876   25,990,510   52,725,919   51,580,794    47,749,842   50,938,357   56,195,243
                                       ==========   ==========   ==========   ==========   ===========   ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS              1.13         0.69         1.06         1.03          0.99         1.11         1.11
                                       ----------   ----------   ----------   ----------   -----------   ----------   ----------
EXCESS\(INSUFFICIENT) EARNINGS          3,751,116   (8,086,269)   3,403,372    1,445,326       (91,047)   5,473,167    6,429,568
                                       ==========   ==========   ==========   ==========   ===========   ==========   ==========